EXHIBIT 99.1

[Text of message sent to members]

Subject Line: Important Announcement from Federal Home Loan Bank of Chicago

Effective immediately, the Board of Directors and management of the Federal Home Loan Bank of Chicago have determined that the Bank will no longer enter into new master commitments or renew existing master commitments to purchase mortgage loans from Participating Financial Institutions under the Mortgage Partnership Finance® Program. The Bank will work closely with members that currently participate in the MPF Program to fund loans through July 31, 2008. Therefore, we will only enter into new delivery commitments under existing master commitments that fund no later than that date. At the same time, the Bank has renewed its efforts to implement an off-balance sheet funding alternative for the MPF Program that would allow members to resume delivering loans using the existing MPF customer interface, but would direct these loans to third-party investors. We will report back to you on our progress as soon as possible.

In an effort to reposition the Bank's balance sheet and enhance risk management practices in a volatile environment, the Bank has reached this difficult decision knowing that many members have benefited from this alternative to other mortgage purchase programs. While the credit quality of the MPF portfolio is unparalleled, the absence of a current alternative to funding MPF purchases on the FHLBC balance sheet has resulted in a disproportionate concentration of these loans. The hedging and funding costs for these loans, and the need to capitalize our loan portfolio while reducing voluntary stock, have had a significant adverse effect on our income, which ultimately disadvantages our members.

This decision does not impact FHLBC's commitment to provide programmatic and operational support in our role as MPF Provider for loans already purchased from our members and for the Federal Home Loan Banks participating in the MPF Program.

This decision and others that will follow decisively confront the issues before the Bank to accelerate the transformation of our balance sheet, the stabilization of our capital, and the improvement of our earnings. We intend to accomplish this while assuring that we provide our members with liquidity through our advances products that are priced to deliver much of the value of our funding advantage to you. You have the right to expect nothing less from us as a member of this Bank.

We will provide more information on developments at the Bank in the next few days.

Best regards,

Matthew R. Feldman

Acting President

Federal Home Loan Bank of Chicago

This member letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "anticipates," "believes," "expects," "could," "plans," "estimates," "may," "should," "will," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk factors set forth in the Bank's periodic filings with the Securities and Exchange Commission, which are available on the Bank's Web site at www.fhlbc.com. The Bank assumes no obligation to update any forward-looking statements made in this letter. "Mortgage Partnership Finance" and "MPF" are registered trademarks of the Federal Home Loan Bank of Chicago.